UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2003

DIGITAL LIGHTWAVE, INC.

(Exact name of registrant as specified in its charter)

Delaware 000-21669 95-4313013 (State or Other Jurisdiction (Commission File Number) (IRS Employer of Incorporation) Identification No.)

15550 Lightwave Drive

Clearwater, Florida  33760

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (727) 442-6677

Item 5.  Other Events and Required FD Disclosure.

Pursuant to an action by written consent of the Board of Directors (the "Board") of Digital Lightwave, Inc. ("Digital") dated effective as of June 30, 2003, the Board increased the size of the Board from four (4) to five (5) members, thereby creating a vacancy on the Board.  To fill this vacancy, the Board appointed Robert Moreyra to serve as a member of the Board until the next annual meeting of stockholders, or until his successor is duly elected and qualified.  Following Mr. Moreyra's appointment to the Board, also effective June 30, 2003, the Board appointed Mr. Moreyra to serve on its audit committee.

Mr. Moreyra has been Senior Managing Director of Atlantic American Capital Advisors, LLC ("AACA"), an investment bank specializing in small and mid-sized technology companies and a wholly-owned subsidiary of Atlantic American Corporate Group, LLC ("AACG"), a holding company that owns AACA, as well as other private equity and merchant banking operations, since February 2001.  Mr. Moreyra is Executive Vice President and a 15% owner of AACG.  Mr. Moreyra was a Managing Director of H.C. Wainwright & Co., Inc. from February 2000 to February 2001, Managing Director of The First American Investment Banking Corporation from May 1999 to February 2000, Vice President of Corporate Finance at William R. Hough & Co. from April 1998 to May 1999, Managing Director with Tunstall Consulting, Inc. from September 1997 to March 1998 and Chief Executive Officer of Pardue, Heid, Church, Smith & Waller, Inc. from February 1986 to February 1998.  Additionally, Mr. Moreyra has served on the board of directors of Fugleberg Koch Architects, Inc. since February 2003.

As previously disclosed, Digital was not in compliance with the independent director and audit committee requirements for continued listing on The Nasdaq National Market under The Nasdaq Stock Market's ("Nasdaq") Marketplace Rules 4350(c) and 4350(d)(2) (the "Rules").  As a result of Mr. Moreyra's appointment to the Board and its audit committee, Nasdaq has informed Digital that Digital complies with the Rules.  Additional details regarding Digital's previous noncompliance with the Rules are set forth in Digital's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, under "Part I - Item 1. Business - Factors That May Affect Future Results - Our Common Stock Could Be Delisted From The Nasdaq National Market."

In April, 2003, AACA, a company of which Mr. Moreyra is Senior Managing Director, received compensation from Digital in the amount of $12,500 for certain services performed for Digital in connection with Digital's negotiations with its creditors.  Digital has no ongoing arrangements with AACA and does not intend to make any further payments to AACA.  Such compensation does not affect Mr. Moreyra's status as an "independent director" of Digital as such term is defined by Nasdaq.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL LIGHTWAVE, INC. Date: July 16, 2003 By: /s/ JAMES GREEN James Green Chief Executive Officer and President